EXHIBIT 2

                         MH Elite Portfolio of Funds, Inc.
                                220 Russell Avenue
                                 Rahway, NJ 07065
                                  1-800-318-7969



                   MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
             CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
             ---------------------------------------------------------

We, as members of management of MH Elite Portfolio of Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaulation of the Company's compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 as of August 31, 2001.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 2001 with respect to securities and similiar investments reflected in the investment account of the Company.


MH Elite Portfolio of Funds, Inc.

By:



Harvey Merson
-------------
Harvey Merson




Rahway, New Jersey
September 17, 2001